Ex-10.2

To :	(1)	TBS International plc
Arthur Cox Building
Earls Fort Terrace
Dublin 2
Ireland

	(2)	Argyle Maritime Corp.
Caton Maritime Corp.
Dorchester Maritime Corp.
Longwoods Maritime Corp.
McHenry Maritime Corp.
Sunswyck Maritime Corp.
c/o Suite 306
Commerce Building
1 Chancery Lane
Hamilton HM12
Bermuda

	(3)	TBS International Limited
Suite 306,
Commerce Building
1 Chancery Lane
Hamilton HM12
		Bermuda	September 2010

Dear Sirs

Loan Agreement dated 29 March 2007 as amended by a side letter dated 24 July 2007, a supplemental letter agreement dated 26 March 2008, a supplemental agreement dated 27 March 2009, a side letter dated 27 May 2009, a side letter dated 3 September 2009, a side letter dated 31 December 2009, a supplemental agreement dated 7 January 2010, a side letter dated 28 February 2010, a side letter dated 31 March 2010, an amending and restating agreement dated 6 May 2010 and a supplemental letter agreement dated 16 August 2010 each made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers, (ii) the banks and financial institutions listed therein as Lenders, (iii) the Royal Bank of Scotland plc as Mandated Lead Arranger and (iv) the Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank relating to a term loan facility of US$150,000,000 (together the “Loan Agreement”)

We refer to the Loan Agreement.  Words and expressions defined therein shall have the same meaning when used herein except as expressly provided in this letter.

We refer to the letter of 24th of September 2010 of TBS International plc (the “TBS Request Letter”) (i) notifying us that various companies within the TBS Group will be suspending the payment of certain upcoming scheduled principal instalments owing in respect of certain indebtedness of such companies as more particularly described therein for a period of 45 days beginning on 30th September 2010 (the “Payment Suspension”) and (ii) requesting a waiver of the Events of Default arising under the Loan Agreement resulting from the Payment Suspension.

We acknowledge that the payment described in the TBS Request Letter owed to Commerzbank was due and payable as of September 2, 2010 and such payment was made on September 30, 2010 (the “Commerzbank Payment”) and your request that we waive the Events of Default arising from the failure to make the Commerzbank Payment on its due date (the “Commerzbank Payment Default”).

(A)                              We hereby confirm on behalf of the Lenders their agreement to waive the Events of Default arising from the Payment Suspension and the Commerzbank Payment Default under clause 19.1(g) (ix) and clause 19.1(f)(i) and (ii) of the Loan Agreement subject to the fulfilment of the following conditions:-

1.                                       You provide satisfactory evidence that (i) each of the lenders under the facilities (the “Schedule 1 Facilities”) listed in schedule 1 to the TBS Request Letter (attached hereto as Appendix I) have consented to the Payment Suspension and the Commerzbank Payment Default (the “Schedule 1 Consents”), and (ii) (a) any other lenders to the New Corporate Guarantor or subsidiaries of the New Corporate Guarantor not listed in schedule 1 to the TBS Request Letter, excluding lenders to the Loan Agreement and (b) any swap providers under any of the swap arrangements of the New Corporate Guarantor or subsidiaries, as necessary; both (a) and (b) inclusive have consented to the Payment Suspension and the Commerzbank Payment Default or waived cross default provisions as appropriate (the “Other Lenders’ Consents”).

2.                                       We receive from you a copy of this letter duly acknowledged by each of the Borrowers, the New Corporate Guarantor and the Corporate Guarantor.

(B)                                In the event you are unable to obtain any of the Schedule 1 Consents and/or the Other Lenders’ Consents (and therefore you are unable to fulfil the condition in (A) 1. above) but you decide not to pay the principal instalments falling due under the Schedule 1 Facilities during the 45 day period and you request the forbearance of your lenders and swap providers to them exercising their rights under the respective facilities and swap arrangements arising from the corresponding payment default under the Schedule 1 Facilities, we confirm on behalf of the Lenders their agreement to waive the Events of Default arising from such payment default and the Commerzbank Payment Default under Clause 19.1(f)(i), and Clause 19.1(f)(ii) of the Loan Agreement and to waive the Events of Default arising from the Payment Suspension and the Commerzbank Payment Default under Clause 19.1(g)(ix) and Clause 19.1(f)(i) and (ii) of the Loan Agreement subject to the following conditions:

1.                                       You provide satisfactory evidence that all lenders under bilateral facilities, all syndicates under syndicated facilities and all swap facilities to the New Corporate Guarantor and/or its subsidiaries have confirmed their forbearance in respect of the payment default and the Commerzbank Payment Default.

2.                                       The condition referred to in (A).2 above is fulfilled.

(C)                                By signing the acknowledgement to this letter, each of the Corporate Guarantor and the New Corporate Guarantor hereby agree to the perform the following covenants and acknowledge and agree that failure to perform such covenants shall result in a termination of the waiver set forth above and an Event of Default under the Loan Agreement:-

1.                                       The New Corporate Guarantor to provide 13 week cash flow statements showing in reasonable detail cash receipts and disbursements to be updated and provided on a weekly basis;

2.                                       The New Corporate Guarantor to provide within 35 days from the end of each calendar month (in addition to the monthly management information to be provided under clause 11.6(d) of the Loan Agreement) monthly financials including income statements, balance sheets, cash flows and key performance indicators for the business.

3.                                       The New Corporate Guarantor to appoint a financial advisor to assist it with the long term restructuring and negotiations with its various lenders.  The financial advisor will be selected from the list attached hereto as Appendix II.

In the event that any of the conditions referred to in (A) and (B) above are not fulfilled, or if the covenants in (C) above are not fulfilled, the Events of Default referred to in (A) and (B) shall not be waived and the Lenders shall remain entitled to exercise their rights under the Finance Documents arising therefrom.  Furthermore the Lenders reserve all their rights and remedies under the Finance Documents in respect of any other Events of Default which may arise or have arisen.

Other than as set out in this letter the provisions of the Loan Agreement shall remain unchanged and in full force and effect.

This letter shall constitute a Finance Document for the purposes of the Loan Agreement.

The provisions of clause 31 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter as if set out in full but so that the references to “this agreement” are amended to read “this letter”.

Yours faithfully

The Royal Bank of Scotland plc
(as Agent)
/s/ [illegible]

Accepted and agreed
for and on behalf of

TBS International Limited
(as Corporate Guarantor)
/s/ Ferdinand V. Lepere

For and on behalf of

Argyle Maritime Corp.
Caton Maritime Corp.
Dorchester Maritime Corp.
Longwoods Maritime Corp.
McHenry Maritime Corp.
Sunswyck Maritime Corp.
/s/ Ferdinand V. Lepere

For and on behalf of

TBS International plc
(as New Corporate Guarantor)
/s/ Ferdinand V. Lepere

Appendix I

TBS Request Letter

September 24, 2010

The Royal Bank of Scotland plc

Shipping Business Center

5-10 Great Tower Street

London EC3P 3HX

Fax: No:+44 207 085 7142

Attn: Transaction and Portfolio Management

RE; Request for waiver under the Loan Agreement (as defined below)

Reference is hereby made to the Amended and Restated Loan Agreement dated 6 May 2010 among (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp- McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers, (ii) the banks and financial institutions listed therein as Lenders, (iii) the Royal Bank of Scotland plc as Mandated Lead Arranger and (iv) the Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank relating to a term loan facility of US$150,000,000 (as amended to date, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and not otherwise defined herein arc used herein as therein defined.

We hereby notify you that the Borrowers will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”). The Payment Suspension will result in one or more Events of Default occurring under the Loan Agreement, including under Section 19.1(f) of the Loan Agreement (any such Event of Default resulting from the Payment Suspension. the “Specified Events of Default”).

In order to allow time for the Borrowers and affiliates to work with their various lenders, including the Agent and the Lenders, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Agent and the other Lenders under the Loan Agreement waive the Specified Events of Default.

By counter-signing this letter, the Agent and the Lenders agrees to waive the Specified Events of Default.

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Very truly yours,

TBS International plc

		By:	/s/ Ferdinand V. Lepere

Name: Ferdinand V. Lepere
Title: Senior Executive Vice President Chief Financial Officer

Acknowledged and Agreed.

The Royal Bank of Scotland plc, as Agent and Lender

By:	Name:
Title:

, as Lender

	By:		Name:
Title:

Appendix II

Financial Advisor

1.              J. Alix Partners

2.              Blackstone

3.              FTI Consulting

4.              Zolfo Cooper

5.              Alvarez & Marsal

6.              Miller Buckfire